Exhibit 10.44

December 27, 2012

Peter Coxon

Dear Peter:

Par Petroleum Corporation. (“PAR”) is looking forward to your employment with PAR and building the future of PAR with you. The following summarizes some of the key provisions of your proposed compensation package with PAR. This is only a summary and the details and terms of the benefits will be controlled by the governing plan documents and PAR policies.

Salary: Upon your employment with PAR, you will be paid an annual base salary of $250,000 no less frequently than on a semi-monthly basis in accordance with PAR payroll practices. Your compensation will be reviewed annually.

Long Term Incentive: Upon your employment with PAR, you will be granted a value of $1,500,000 in restricted PAR common stock under the PAR Long-Term Incentive Plan. The actual number of shares granted will be determined based on the average volume weighted average price of PAR common stock for the 60 days immediately preceding your employment date consistent with the current PAR Long-Term Incentive Plan as determined by the compensation committee of PAR’s board of directors. This restricted stock grant will vest over a 5-year period on each anniversary of the grant with 100% vesting accelerated for certain events such as a change in control of PAR.

Profit Sharing Bonus: Upon your employment with PAR, you will be eligible to participate in a 20% profit sharing program. The calculation of the bonus pool is expected to be generally consistent with past practices at SEACOR Energy, except that certain corporate costs are excluded and a capital cost element will be included. The allocation of the bonus to you will be based upon your performance and contributions to the profitability of PAR. The cash bonus will be paid in three annual installments on a 60/20/20 basis with 100% vesting accelerated for certain events such as a change in control of PAR.

All compensation and benefits are subject to federal, state and local taxes. The foregoing is just a summary and general overview.

We are very excited about the prospect of your joining PAR. If you have any questions, you may contact me at (713) 969-3293.

Sincerely

/s/ John T. Young Jr.

John T. Young, Jr. Chief Executive Officer